UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 6, 2010

Jones Soda Co.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-28820	52-2336602
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

234 Ninth Avenue N., Seattle, Washington		98109
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-624-3357

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2010, Jones Soda Co. (the "Company") entered into an employment offer letter (the "Offer Letter") with William R. Meissner pursuant to which Mr. Meissner will serve as the Company’s President and Chief Executive Officer effective April 9, 2010. The Offer Letter was approved by the Company’s Board of Directors (the "Board"), on the recommendation of the Compensation and Governance Committee of the Board (the "Compensation Committee").

Mr. Meissner, age 43, previously served as President of Talking Rain Beverage, Inc., a privately held, beverage company, from October 2008 until April 2010. From September 2004 to October 2008, Mr. Meissner was Chief Marketing Officer of Fuze Beverages, a new age category brand and division of Coca Cola North America. Prior to that, from September 2002 to September 2004, Mr. Meissner was Vice President Marketing and Sales of SoBe Chocolate, a brand licensed from PepsiCo, and from November 1999 to September 2002, Brand Director and Director of Brand Development with SoBe Beverages, a division of Pepsi Cola North America. Mr. Meissner began his career with Tetra Pak Inc., a private multinational consumer beverage-packaging firm based in Lausanne, Switzerland, where he worked as a Category Manager and Regional Account Manager from 1994 to 1999. Mr. Meissner earned an MBA from the University of Pittsburgh and a BA from Michigan State University.

Under the terms of the Offer Letter, Mr. Meissner’s annual base salary will be $250,000 and, based on the achievement of performance metrics established by the Compensation Committee of the Company’s Board of Directors, he will have the opportunity to increase his annual base salary by up to 10%. Mr. Meissner will be eligible for an annual performance bonus with a target bonus amount of 50% of his base salary (with achievement of 100% of performance targets), which can be taken in either cash or stock, based on the achievement of performance objectives established by the Compensation Committee in the Company's corporate bonus plan. Mr. Meissner will also be eligible to participate in the Company’s standard benefit plans and will receive a monthly car allowance.

In addition, subject to approval by the Compensation Committee, Mr. Meissner will be granted a stock option to purchase 100,000 shares of the Company’s common stock pursuant to the Company’s 2002 Stock Option and Restricted Stock Plan (the "2002 Plan"), which will have an exercise price equal to the closing price of the Company’s common stock on the date of the grant and will vest 100% upon grant. Mr. Meissner will also be granted, subject to approval by the Compensation Committee, an additional stock option to purchase 250,000 shares of the Company’s common stock pursuant to the 2002 Plan, which will have an exercise price equal to the closing price of the Company’s common stock on the date of the grant and will vest in equal installments every six months over forty-two months from the date of grant subject to his continued employment.

Beginning in 2014, Mr. Meissner will be eligible, subject to the annual review and achievement of performance metrics established by the Compensation Committee, to annually receive a stock option to purchase 100,000 shares of the Company’s common stock pursuant to the 2002 Plan, which will have an exercise price equal to the closing price of the Company’s common stock on the date of grant and will vest from the grant date pursuant to the 2002 Plan subject to his continued employment.

The Offer Letter also provides Mr. Meissner with severance benefits if the Company or its successor terminates Mr. Meissner’s employment without "Cause" (as defined in the Offer Letter) in connection with a "Corporate Transaction" (as defined in the 2002 Plan). In the event of the foregoing, Mr. Meissner will be entitled to a lump sum payment equal to three months of his then effective annual base salary.

The description of the Offer Letter contained in this report is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Employment Offer Letter between William R. Meissner and Jones Soda Co., dated April 6, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jones Soda Co.

April 8, 2010	By:	/s/ Michael R. O'Brien

Name: Michael R. O'Brien
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Employment Offer Letter between William R. Meissner and Jones Soda Co., dated April 6, 2010